Exhibit 23.1

       CONSENT OF INDEPENDENT AUDITORS'

The Board of Directors
Alliance Gaming Corporation

We consent to incorporation by reference in the registration statement on Form S-8 of Alliance Gaming Corporation of our report dated September 16, 1996, relating to the consolidated balance sheets of Alliance Gaming Corporation and subsidiaries as of June 30, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996, which report appears in the June 30, 1996 annual report on Form 10-K of Alliance Gaming Corporation.



                              KPMG Peat Marwick  LLP

Las Vegas, Nevada
January 24, 1997